Exhibit 99.1

Rimage Reports Strongest Quarterly Earnings In Company’s History

Minneapolis, MN—October 25, 2005—Rimage Corporation (Nasdaq: RIMG) today reported record net income of $4,085,000 or $0.39 per diluted share for the third quarter of 2005 ended September 30, an increase of 94% from $2,110,000 or $0.21 per diluted share in the year-earlier period. Revenues for this period rose 56% to $27,962,000, from $17,879,000 in the third quarter of 2004.

Bernard P. (Bernie) Aldrich, president and chief executive officer, commented: “Our strong third quarter results were generated by above-plan sales of Producer CD/DVD publishing systems across virtually all of our targeted markets. Producer sales for this period included shipments of approximately $6.0 million related to a previously reported order associated with Rimage’s continuing rollout into the retail market. The $2.0 million balance of this order is scheduled to ship in the fourth quarter. Reflecting the shift in our sales mix toward high-end systems, Rimage’s gross margin rose to 48% in the third quarter from 44% in the year-earlier period. As a result, net income significantly exceeded our earnings guidance for this period.”

He continued: “It is particularly encouraging to note that our above-plan earnings were attained despite incurring approximately $1.1 million in additional expense related to the previously discussed strategic study that is being conducted by a major international consulting firm. Aimed at identifying and developing new applications and markets as well as strengthening our current business, this far-ranging study is scheduled for completion by the end of October. The remaining $500,000 expense associated with this undertaking will be incurred in the fourth quarter.”

Aldrich added: “We are optimistic about our prospects for a solid fourth quarter, which would make 2005 the strongest year in Rimage’s history. We also are confident about our longer-term future. For example, four national retailers are currently testing Rimage equipment in music, photo and software applications. And the strategic study currently underway is uncovering a new range of promising opportunities. In all, we believe Rimage’s strategic position is solidly grounded, and we look forward to bringing you news of further positive developments in the future.”

Financial Highlights
Recurring revenues, including sales of printer ribbons and cartridges, parts, blank CD/DVD media and maintenance contracts, increased 33% in the third quarter of 2005 and accounted for 35% of sales, compared to 41% in the third quarter of 2004. The growth of consumable supplies has been spurred by Rimage’s media kit strategy as well as by the continued expansion of Rimage’s worldwide installed base of CD/DVD publishing systems.

International sales increased 29% in this year’s third quarter and accounted for 28% of total sales, compared to 34% in the year-earlier quarter. The European market continued to generate the majority of international sales for this period, but sales in Asia and Latin America are growing, reflecting intensified sales efforts in these regions. Currency effects had minimal impact on worldwide sales in the third quarter of 2005.

Growth-related investments continued at high levels in this year’s third quarter as Rimage pushed forward with developing next-generation systems, expanding its sales support, and strengthening business infrastructure systems that can accommodate Rimage’s accelerating growth. Operating expenses, which included the approximately $1.1 million in expense related to the strategic study, rose 56% in the third quarter year-over-year but declined to 26% of sales from 28% of sales in this year’s second quarter. Consistent with prior statements, expense growth is expected to moderate in the fourth quarter of 2005.

Cash and marketable securities totaled $61.7 million at September 30, 2005, up from $56.1 million at June 30 and $52.5 million at December 31, 2004. Stockholders’ equity rose to $73.4 million at September 30, from $68.2 million at the end of this year’s second quarter and $62.7 million at year-end 2004.

Fourth Quarter Guidance
For the fourth quarter of 2005 ending December 31, Rimage is forecasting earnings of $0.27 to $0.32 per diluted share on revenues of $24 to $26 million. Results at these levels would bring Rimage’s full-year earnings to the range of $1.15 to $1.20 on full-year sales of $95 to $97 million. Fourth quarter revenue guidance reflects the absence of retail-related shipments similar in size to that in the third quarter. The outlook for the retail market remains positive, but roll-outs of Rimage systems are expected to continue fluctuating between quarters.

About Rimage
Rimage Corporation is the world’s leading provider of recordable CD and DVD publishing systems, which are used by businesses to produce discs with customized digital content on an on-demand basis. Rimage’s publishing systems, which span the range from high to low CD/DVD production volumes, integrate robotics, software and surface label printers into a complete publishing solution. Rimage is focusing its CD/DVD publishing solutions on a set of vertical markets with special needs for customized, on-demand digital information: digital photography, medical imaging, financial institutions, business offices, and government. Visit our web site at www.rimage.com

Statements regarding Rimage’s anticipated performance in 2005 are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the computer peripherals market, competitive products, changes in technology, conditions in overseas markets that could affect international sales, and other factors set forth in Rimage’s filings with the Securities and Exchange Commission.

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For additional information, contact:
Bernard P. (Bernie) Aldrich, CEO Robert M. Wolf, CFO Rimage Corporation 952/944-8144	Richard G. Cinquina Equity Market Partners 904/415-1415

RIMAGE CORPORATION
Selected Consolidated Financial Information
(In thousands except per share data)
(Unaudited)

Consolidated Statement of Operations Information:

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004

Revenues	$27,962	$17,879	$71,144	$49,953
Cost of Revenues	14,571	9,995	38,498	26,929
Gross Profit	13,391	7,884	32,646	23,024
Operating Expenses:
Research and Development	1,399	1,009	4,177	3,361
Selling, General and Administrative	5,937	3,708	15,083	10,577
Total Operating Expenses	7,336	4,717	19,260	13,938
Operating Income	6,055	3,167	13,386	9,086
Other Income, Net	360	191	895	355
Income Before Income Taxes	6,415	3,358	14,281	9,441
Income Tax Expense	2,330	1,226	5,217	3,446
Net Income	4,085	2,132	9,064	5,995

Net Income Per Basic Share	$.43	$.23	$.95	$.65

Net Income Per Diluted Share	$.39	$.21	$.88	$.60
Basic Weighted Average
Shares Outstanding	9,553	9,339	9,507	9,284
Diluted Weighted Average
Shares Outstanding	10,380	9,947	10,250	9,939

Consolidated Balance Sheet Information:

	Balance as of
	September 30,	December 31,
	2005	2004

	(Unaudited)

Cash and Marketable Securities	$61,651	$52,495
Accounts Receivable	14,802	10,184
Inventories	6,154	7,396
Total Current Assets	84,690	71,665
Property and Equipment, Net	2,669	2,386
Total Assets	87,425	74,138
Current Liabilities	14,050	11,277
Stockholders’ Equity	73,359	62,721